Exhibit 8.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
May 20, 2022	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
Babylon Holdings Limited	Hamburg	Shanghai
1 Knightsbridge Green	Hong Kong	Silicon Valley
London, SW1X 7QA	Houston	Singapore
United Kingdom	London	Tel Aviv
	Los Angeles	Tokyo
Re:Registration Statement on Form F-4	Madrid	Washington, D.C.
Milan

To the addressee set forth above:

We have acted as special U.S. tax counsel to Babylon Holdings Limited, a company incorporated in Jersey under registration number 115471 (the “Issuer”), in connection with (a) the offer to exchange (the “Exchange Offer”) by the Issuer, any and all of the Issuer’s outstanding (i) publicly traded warrants (the “Public Warrants”) to purchase the Issuer’s Class A ordinary shares, par value $0.0000422573245084686 per share (the “Class A Ordinary Shares”), that were issued under the Warrant Agreement, dated as of February 4, 2021 (as amended or supplemented from time to time, the “Warrant Agreement”), by and among the Issuer, Alkuri Global Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent, in connection with the initial public offering of units of Ark Global Acquisition Corp. (the “IPO” ), and (ii) warrants to purchase Class A Ordinary Shares that were issued under the Warrant Agreement in a private placement simultaneous with the IPO (together with the Public Warrants, the “Warrants”), in each case, for Class A Ordinary Shares; and (b) the solicitation of consents from the holders of the Warrants to certain proposed amendments to the Warrant Agreement (the “Consent Solicitation”). The Exchange Offer and Consent Solicitation are being made pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 20, 2022 (the “Registration Statement”), a preliminary prospectus and offer to exchange dated May 20, 2022 (the “Preliminary Prospectus and Offer to Exchange”) and the related Letter of Transmittal and Consent, both filed as exhibits to the Issuer’s Schedule TO, dated May 20, 2022, filed with the Commission. This letter is being delivered to you pursuant to Section 6(c) of the Dealer Manager and Solicitation Agent Agreement dated May 20, 2022 (the “Agreement”) between you and the Issuer.

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Preliminary Prospectus and Offer to Exchange. In addition, in our capacity as special U.S. tax counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate. In our examination, we have assumed the accuracy of all information provided to us.

Based on such facts and subject to the qualifications, assumptions and limitations set forth herein and in the Preliminary Prospectus and Offer to Exchange, we hereby confirm that

May 20, 2022

the statements in the Preliminary Prospectus and Offer to Exchange under the caption “Material U.S. Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

No opinion is expressed as to any matter not discussed herein.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. For the avoidance of doubt, we express no opinion with respect to the passive foreign investment company status of the Issuer.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters. Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion. Any variation or difference in the facts from those set forth in the Preliminary Prospectus and Offer to Exchange or any other documents we reviewed in connection with the transactions referenced in the first paragraph may affect the conclusions stated herein.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Preliminary Prospectus and Offer to Exchange under the headings “Material U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP